                                                                   Exhibit 10.59
[NaviSite Logo]
NaviSite



                              July 17, 2001


Ms. Patricia Gilligan
Chief Executive Officer
NaviSite, Inc.
400 Minuteman Road
Andover, MA 01810

Dear Ms. Gilligan:

          The purpose of this letter is to set forth the terms and conditions of your employment with NaviSite, Inc. (the "Company") for the period from August 1, 2001 to and through January 31, 2002 (the "Term").

          During the Term you will assume the position of Acting Chief Executive Officer and will report directly to the Board of Directors of the Company (the "Board"). There will be no increase in your base pay and you will not be entitled to the grant of any additional options. However, you will be entitled to receive a retention payment and a performance bonus if certain goals are met, all as more fully described below.

          On July 31, 2001 the Company shall pay you a retention payment of $125,000. If your employment is voluntarily terminated by you or by the Company for Cause (as defined in the Executive Retention Agreement between the Company and you dated April 13, 2001 (the "Executive Retention Agreement")), you shall return a portion of the retention payment to the Company. The portion to be returned is determined by multiplying the retention payment by a fraction, the numerator of which is the number of days remaining in the Term after the date your employment terminates and the denominator of which is the number of days included in the entire Term. No repayment of the retention payment shall be required if your employment ends during the Term due to termination by the Company without Cause or because of your disability or death. If you terminate your employment for Good Reason you shall be deemed to have been terminated by the Company without Cause. The term "Good Reason" shall have the same meaning as in the Executive Retention Agreement, except that you agree that you shall not have Good Reason if you cease to be Acting Chief Executive Officer, but return to the position of Chief Operating Officer.

          The Company will pay you a performance bonus of $50,000 if (i) the earnings per share of the Company for both the first and second fiscal quarters of the fiscal year beginning on August 1, 2001 exceed the targets established by the Board or the Compensation Committee of the Board for each and both of such fiscal quarters, and (ii) if you attain individual goals established by the Board or Compensation Committee for each and both of such fiscal quarters. If your employment is terminated during the Term for any reason, no performance bonus of any type will be paid to you. The determination of earnings per share shall be made by the Company's auditors in accordance with generally accepted accounting principles and such determination shall be binding on all parties and shall be paid immediately after such determination.

          The Executive Retention Agreement shall remain in place unaffected by this agreement. The Company shall have the right to withhold taxes from any payment to be made hereunder to the extent required by any applicable law or regulation.

          If you agree with terms of this letter, I would appreciate your signing and returning the enclosed copy of this letter to me.

                              Sincerely,

                              NAVISITE, INC.



                              By: /s/ David S. Wetherell
                                -------------------------
                              David S. Wetherell
                              Its Chairman of the Board



Agreed to:


/s/ Patricia Gilligan
----------------------
Patricia Gilligan